As filed with the Securities and Exchange Commission on June 21, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADVANCED TISSUE SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	14-1701513
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

10933 North Torrey Pines Road, La Jolla, California	92037
(Address of principal executive offices)	(Zip Code)

1997 STOCK INCENTIVE PLAN
(Full title of the plan)

Arthur J. Benvenuto
Chairman of the Board, President and Chief Executive Officer
Advanced Tissue Sciences, Inc.
10933 North Torrey Pines Road, La Jolla, California 92037
(Name and address of agent for service)

(858) 713-7300
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, $0.01 par value per share	4,500,000	$1.14	$5,130,000	$472

(1)
This registration statement will also cover any additional shares of common stock that became issuable under the 1997 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without our receipt of consideration and that results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)
Calculated solely for the purpose of determining the registration fee and computed in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, based on the average of the high and low sales prices per share of the common stock on June 17, 2002 as reported on the Nasdaq National Market.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until our offering is completed.

1.	Our annual report on Form 10-K for the fiscal year ended December 31, 2001;

2.	Our quarterly report on Form 10-Q for the quarterly period ended March 31, 2002;

3.	Our proxy statement dated April 18, 2002 for our 2002 annual meeting of stockholders held on May 29, 2002;

4.
The description of our common stock contained in our registration statement on Form 8-A filed July 28, 1992, including any amendments or reports filed for the purpose of updating such descriptions; and

5.
The description of our preferred stock purchase rights, contained in our registration statement on Form 8-A filed on January 6, 1995, including any amendments or reports filed for the purpose of updating such descriptions.

All documents that we subsequently file under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered under this registration statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document which also is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

Advanced Tissue Sciences, Inc.
10933 North Torrey Pines Road
La Jolla, California 92037
(858) 713-7300
Attn: Investor Relations

ITEM 4.    Description of Securities

Not applicable.

ITEM 5.    Interests Of Named Experts And Counsel

Not applicable.

ITEM 6.    Indemnification Of Directors And Officers

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she or is threatened to be made a party by reason of such opposition, if such person has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. Section 145 of the DGCL also provides that a corporation has the power to purchase and maintain insurance on behalf of any such person against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Our amended and restated certificate of incorporation provides that we shall, to the full extent permitted by law, indemnify all persons whom it may indemnify under the law. It also provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except that a director’s liability shall not be eliminated or limited for any breach of such director’s duty of loyalty to us or our stockholders, for acts or omissions of such director not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the DGCL or for any transaction from which such director derived an improper personal benefit.

Our restated by-laws provide that we must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that he or she is or was our director, officer or employee or that such director, officer or employee is or was serving at our request as a director, officer or employee of another corporation, partnership, joint venture trust or other enterprise, collectively, Agent, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Our restated by-laws provide further that we must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in our favor by reason of the fact that he or she is or was an Agent against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be m or not opposed to our best interests, provided that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to us unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper.

Under our restated by-laws, we have the power to purchase and maintain, and have obtained, a directors’ and officers’ liability policy to insure our officers and directors against certain liabilities. In addition, we have entered into indemnification agreements with our directors and officers containing provisions that may require us, among other things, to indemnify such directors and officers against specified liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ liability insurance if maintained for other directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    Exemption From Registration Claimed

Not applicable.

ITEM 8.    Exhibits

Exhibit Number		Exhibit

4.1
Instruments defining the rights of stockholders. Incorporated by reference to our Amended and Restated Certificate of Incorporation filed as Exhibit 3.1 to our quarterly report for the quarter ended June 30, 2000; our Restated By-laws filed as Exhibit 4.2 to our Form S-3 registration statement, filed on June 12, 2002; our registration statements on Form 8-A, filed on July 28, 1992 and January 6, 1995; the Rights Agreement, dated as of January 6, 1995, between the Company and Chemical Trust Company of California, including the Certificate of Determination for the Series A Junior Participating Preferred Stock as Exhibit A, the Form of Summary of Rights to Right Certificate as Exhibit B and the Purchase Preferred Shares as Exhibit C, filed as Exhibit 1 to our current report on Form 8-K dated January 5, 1995; the First Amendment to Rights Agreement dated as of November 8, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., filed as Exhibit 1 to our Form 8-A, as amended, dated November 10, 1999; and the Second Amendment to Rights Agreement dated as of December 13, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., filed as Exhibit 1 to our Form 8-A, as amended, dated March 28, 2000

5.1		Opinion and Consent of Brobeck, Phleger & Harrison LLP

23.1		Consent of Brobeck, Phleger & Harrison LLP (contained in Exhibit 5.1)

23.2		Consent of Ernst & Young LLP, independent auditors

24.1		Power of Attorney. Reference is made to page II-6 of this registration statement

99.1		1997 Stock Incentive Plan. Incorporated by reference to Appendix 2 to our proxy statement dated April 18, 2002, filed pursuant to Section 14(a) of the Exchange Act on April 18, 2002

99.2	(*)	Form of Stock Option Agreement

99.3	(*)	Form of Addendum to Stock Option Agreement re: Involuntary Termination

99.4	(*)	Form of Stock Issuance Agreement

99.5	(*)	Form of Addendum to Stock Issuance Agreement re: Involuntary Termination

99.6	(*)	Form of Automatic Stock Option Agreement

(*)	Incorporated by reference to the same numbered exhibit to our Form S-8 registration statement no. 333-36879, filed October 1, 1997

ITEM 9.    Undertakings

(a)  The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement; (2) that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or controlling persons of the registrant pursuant to the indemnification provisions summarized in Item 6 above or otherwise, the registrant has been advised that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 20th day of June, 2002.

ADVANCED TISSUE SCIENCES, INC.

By:	/s/ ARTHUR J. BENVENUTO
Arthur J. Benvenuto Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and/or officers of Advanced Tissue Sciences, Inc., hereby severally constitute and appoint Arthur J. Benvenuto, Chairman of the Board, President and Chief Executive Officer, with full powers of substitution and resubstitution, our true and lawful attorney, with full powers to him to sign for us, in our names and in the capacities indicated below, the registration statement on Form S-8 filed with the SEC, and any and all amendments to said registration statement (including post-effective amendments), and to file or cause to be filed the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he, or his substitute or substitutes, may do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ ARTHUR J. BENVENUTO Arthur J. Benvenuto	Chairman of the Board, President and Chief Executive Officer	June 19, 2002

/s/ DR. GAIL K. NAUGHTON Dr. Gail K. Naughton	Vice Chairman of the Board and Director	June 19, 2002

/s/ MARK J. GERGEN Mark J. Gergen	Senior Vice President, Chief Financial and Development Officer	June 19, 2002

/s/ ANDREW J. BUCKLAND Andrew J. Buckland	Executive Director, Finance (Chief Accounting Officer)	June 19, 2002

/s/ MICHAEL D. ELLWEIN Michael D. Ellwein	Director	June 19, 2002

/s/ JEROME E. GROOPMAN Jerome E. Groopman	Director	June 19, 2002

/s/ JACK L. HECKEL Jack L. Heckel	Director	June 19, 2002

/s/ RONALD L. NELSON Ronald L. Nelson	Director	June 19, 2002

/s/ DAYTON OGDEN Dayton Ogden	Director	June 19, 2002

/s/ DAVID TAPPAN, JR David S. Tappan, Jr	Director	June 19, 2002

/s/ DR. GAIL R. WILENSKY Dr. Gail R. Wilensky	Director	June 19, 2002

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC

EXHIBITS
TO
FORM S-8
UNDER
SECURITIES ACT OF 1933

ADVANCED TISSUE SCIENCES, INC.

EXHIBIT INDEX

Exhibit Number		Exhibit

4.1
Instruments defining the rights of stockholders. Reference is made to our Amended and Restated Certificate of Incorporation filed as Exhibit 3.1 to our quarterly report for the quarter ended June 30, 2000; our Restated By-laws filed as Exhibit 4.2 to our Form S-3 registration statement, filed on June 12, 2002; our registration statements on Form 8-A, filed on July 28, 1992 and January 6, 1995; the Rights Agreement, dated as of January 6, 1995, between the Company and Chemical Trust Company of California, including the Certificate of Determination for the Series A Junior Participating Preferred Stock as Exhibit A, the Form of Summary of Rights to Right Certificate as Exhibit B and the Purchase Preferred Shares as Exhibit C, filed as Exhibit 1 to our current report on Form 8-K dated January 5, 1995; the First Amendment to Rights Agreement dated as of November 8, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., filed as Exhibit 1 to our Form 8-A, as amended, dated November 10, 1999; and the Second Amendment to Rights Agreement dated as of December 13, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., filed as Exhibit 1 to our Form 8-A, as amended, dated March 28, 2000

5.1		Opinion and Consent of Brobeck, Phleger & Harrison LLP

23.1		Consent of Brobeck, Phleger & Harrison LLP (contained in Exhibit 5.1)

23.2		Consent of Ernst & Young LLP, independent auditors

24.1		Power of Attorney. Reference is made to page II-6 of this registration statement

99.1		1997 Stock Incentive Plan. Incorporated by reference to Appendix 2 to our proxy statement dated April 18, 2002, filed pursuant to Section 14(a) of the Exchange Act on April 18, 2002

99.2	(*)	Form of Stock Option Agreement

99.3	(*)	Form of Addendum to Stock Option Agreement re: Involuntary Termination

99.4	(*)	Form of Stock Issuance Agreement

99.5	(*)	Form of Addendum to Stock Issuance Agreement re: Involuntary Termination

99.6	(*)	Form of Automatic Stock Option Agreement

(*)	Incorporated by reference to the same numbered exhibit to our Form S-8 registration statement no. 333-36879, filed October 1, 1997.